                                                                      EXHIBIT 11

                         VIASOFT, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED JUNE 30,
                                                          ----------------------------------
                                                          1995(2)      1996(2)        1997
                                                          --------     --------     --------
PRIMARY:
Common shares outstanding, beginning of period..........     3,438       15,949       16,719
Effect of Weighting Shares:
  Warrants and employee stock options outstanding.......       924        1,001           --
  Shares issued related to R&O acquisition(3)...........        --           --          241
  Sale of common stock, net.............................     1,146          137          121
  Employee stock options exercised......................       228          305          131
  Conversion of preferred stock(1)......................     8,848           --           --
                                                           -------      -------      -------
Weighted average number of common and common share
  equivalents outstanding(2)............................    14,584       17,392       17,212
                                                           =======      =======      =======
Net income (loss).......................................  $  5,192     $  6,217     $(15,536)
                                                           =======      =======      =======
Earnings (loss) per common and common share
  equivalent............................................  $   0.36     $   0.36     $  (0.90)
                                                           =======      =======      =======
FULLY DILUTED:
Common shares outstanding, beginning of period..........     3,438       15,949       16,719
Effect of Weighting Shares:
  Warrants and employee stock options outstanding.......     1,062        1,192           --
  Shares issued related to R&O acquisition(3)...........        --           --          241
  Sale of common stock, net.............................     1,146          137          121
  Employee stock options exercised......................       228          305          131
  Conversion of preferred stock(1)......................     8,848           --           --
                                                           -------      -------      -------
Weighted average number of common and common share
  equivalents outstanding(2)............................    14,722       17,583       17,212
                                                           =======      =======      =======
Net income (loss).......................................  $  5,192     $  6,217     $(15,436)
                                                           =======      =======      =======
Earnings (loss) per common and common share
  equivalent............................................  $   0.35     $   0.35     $  (0.90)
                                                           =======      =======      =======

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(1) Conversion of preferred stock was assumed in 1994.

(2) Reflects effect of the December, 1994 one-for-three reverse stock split and the August 30, 1996 two-for-one stock split.

(3) See Note 2 to Notes to Consolidated Financial Statements.